Exhibit 4.3

[Face of Note]

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Company or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as requested by an authorized representative of DTC (and any payment is made to Cede & Co. or such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

CUSIP NO. 95000E3W7	FACE AMOUNT: $
REGISTERED NO.

WELLS FARGO & COMPANY

MEDIUM-TERM NOTE, SERIES K

Due Nine Months or More From Date of Issue

Principal at Risk Securities Linked to the Lowest Performing of the

Common Stock of E*TRADE Financial Corporation, the Common Stock of

Southwest Airlines Co., the Common Stock of CVS Health Corporation and the

Ordinary Shares of Norwegian Cruise Line Holdings Ltd. due November 30, 2020

WELLS FARGO & COMPANY, a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & Co., or registered assigns, an amount equal to the Redemption Amount (as defined below) on the Stated Maturity Date (as defined below), unless this Security is automatically called prior to the Stated Maturity Date as provided below under “Automatic Call,” and to pay Contingent Coupon Payments (as defined below) on the Face Amount of this Security to the extent provided herein on the Contingent Coupon Payment Dates specified herein at the Contingent Coupon Rate (as defined below) until the earlier of the Stated Maturity Date and the Call Settlement Date (as defined below), if any. The “Initial Stated Maturity Date” shall be November 30, 2020. If the Final Calculation Day (as defined below) is not postponed, the Initial Stated Maturity Date will be the “Stated Maturity Date.” If the Final Calculation Day is postponed, the “Stated Maturity Date” shall be the later of (i) the Initial Stated Maturity Date and (ii) the third Business Day (as defined below) after the last Final Calculation Day as postponed.

“Face Amount” shall mean, when used with respect to this Security, the amount set forth on the face of this Security as its “Face Amount.”

Automatic Call

If the Stock Closing Price (as defined below) of the Lowest Performing Underlying Stock (as defined below) on any of the quarterly Call Dates (as defined below) from May 2018 to August 2020, inclusive, is greater than or equal to its Call Threshold Price (as defined below), this Security will be automatically called by the Company, and on the related Call Settlement Date the Holder hereof will receive the Call Price (as defined below) plus a final Contingent Coupon Payment. Unless the Company defaults in the payment of the Call Price plus the final Contingent Coupon Payment, this Security will cease to be outstanding on such Call Settlement Date, no additional Contingent Coupon Payments will be payable on this Security and the Holder hereof will have no further rights under this Security after such Call Settlement Date. The Holder hereof will not receive any notice from the Company in the event this Security is automatically called pursuant to the terms hereof. The “Call Price” is equal to the Face Amount of this Security. The “Call Settlement Date” for a Call Date shall be three Business Days after such Call Date, as such Call Date may be postponed as provided herein. If a Call Date is postponed with respect to one or more Indices, the related Call Settlement Date will be three Business Days after the last Call Date as postponed.

Payment of Contingent Coupon Payments, the Redemption Amount and the Call Price

On each monthly Contingent Coupon Payment Date, the Company shall pay a Contingent Coupon Payment if, and only if, the Stock Closing Price of the Lowest Performing Underlying Stock on the related Calculation Day (as defined below) is greater than or equal to its Downside Threshold Price (as defined below). A “Contingent Coupon Payment,” if payable as provided herein, shall be equal to the product of (i) the Face Amount of this Security, (ii) the Contingent Coupon Rate, and (iii) 30/360. The “Contingent Coupon Payment Dates” shall be the third Business Day following each Calculation Day, as each such Calculation Day may be postponed as herein provided, provided that the Contingent Coupon Payment Date with respect to the Final Calculation Day will be the Stated Maturity Date. If a Calculation Day is postponed with respect to one or more Underlying Stocks, the related Contingent Coupon Payment Date will be three Business Days after the last Calculation Day as postponed. The “Contingent Coupon Rate” is 12.90% per annum. Any Contingent Coupon Payments will be rounded to the nearest cent, with one-half cent rounded upward.

Any Contingent Coupon Payment so payable, and punctually paid or duly provided for, on any Contingent Coupon Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such Contingent Coupon Payment next preceding such Contingent Coupon Payment Date. The Regular Record Date for a Contingent Coupon Payment Date shall be the date one Business Day prior to such Contingent Coupon Payment Date.

Any Contingent Coupon Payment not punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Payment of any Contingent Coupon Payment on this Security will be made in immediately available funds at the office or agency of the Company maintained for that purpose in the City of Minneapolis, Minnesota; provided, however, that, at the option of the Company, payment of any Contingent Coupon Payment may be paid by check mailed to the Person entitled thereto at such Person’s last address as it appears in the Security Register or by wire transfer to such account as may have been designated by such Person. Payments of any Contingent Coupon Payment and the Redemption Amount or the Call Price, as applicable, on this Security at Maturity will be made against presentation of this Security at the office or agency of the Company maintained for that purpose in the City of Minneapolis, Minnesota and at any other office or agency maintained by the Company for such purpose. Notwithstanding the foregoing, for so long as this Security is a Global Security registered in the name of the Depositary, any payments on this Security will be made to the Depositary by wire transfer of immediately available funds.

Payment of the Redemption Amount or the Call Price, as applicable, and any Contingent Coupon Payments on this Security will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Definitions Relating to Redemption Amount, the Call Price and Contingent Coupon Payments

If this Security is not automatically called prior to the Stated Maturity Date as provided above under “Automatic Call,” the “Redemption Amount” of this Security will equal:

•	if the Ending Price of the Lowest Performing Underlying Stock on the Final Calculation Day is greater than or equal to its Downside Threshold Price: the Face Amount; or

•	if the Ending Price of the Lowest Performing Underlying Stock on the Final Calculation Day is less than its Downside Threshold Price:

Face Amount x	Performance Factor of the Lowest Performing Underlying Stock on the Final Calculation Day

All calculations with respect to the Redemption Amount will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.000005 would be rounded to 0.00001); and the Redemption Amount will be rounded to the nearest cent, with one-half cent rounded upward.

“Underlying Stock” shall mean each of the common stock of E*TRADE Financial Corporation, the common stock of Southwest Airlines Co., the common stock of CVS Health Corporation and the ordinary shares of Norwegian Cruise Line Holdings Ltd.

The “Pricing Date” shall mean November 27, 2017.

The “Lowest Performing Underlying Stock” for any Calculation Day (including the Call Dates) will be the Underlying Stock with the lowest Performance Factor on that Calculation Day (as such Calculation Day may be postponed for one or more Underlying Stocks).

The “Performance Factor” with respect to an Underlying Stock on any Calculation Day (including the Call Dates) is its Stock Closing Price on such Calculation Day divided by its Starting Price (expressed as a percentage).

The “Starting Price” with respect to the common stock of E*TRADE Financial Corporation is $45.13, its Stock Closing Price on the Pricing Date; with respect to the common stock of Southwest Airlines Co. is $54.60, its Stock Closing Price on the Pricing Date; with respect to the common stock of CVS Health Corporation is $70.40, its Stock Closing Price on the Pricing Date; and with respect to the ordinary shares of Norwegian Cruise Line Holdings Ltd. is $55.61, its Stock Closing Price on the Pricing Date.

The “Ending Price” of an Underlying Stock will be its Stock Closing Price on the Final Calculation Day.

The “Downside Threshold Price” with respect to the common stock of E*TRADE Financial Corporation is $27.078, which is equal to 60% of its Starting Price; with respect to the common stock of Southwest Airlines Co. is $32.76, which is equal to 60% of its Starting Price; with respect to the common stock of CVS Health Corporation is $42.24, which is equal to 60% of its Starting Price; and with respect to the ordinary shares of Norwegian Cruise Line Holdings Ltd., is $33.366, which is equal to 60% of its Starting Price.

The “Call Threshold Price” with respect to the common stock of E*TRADE Financial Corporation is $42.8735, which is equal to 95% of its Starting Price; with respect to the common stock of Southwest Airlines Co. is $51.87, which is equal to 95% of its Starting Price; with respect to the common stock of CVS Health Corporation is $66.88, which is equal to 95% of its Starting Price; and with respect to the ordinary shares of Norwegian Cruise Line Holdings Ltd., is $52.8295, which is equal to 95% of its Starting Price.

The “Stock Closing Price” with respect to each Underlying Stock on a Calculation Day, means the product of the Closing Price of such Underlying Stock and the Adjustment Factor for such Underlying Stock, each on such Calculation Day.

The “Adjustment Factor” for each Underlying Stock is initially 1.0. The Adjustment Factor for each Underlying Stock will remain constant for the term of this Security, subject to adjustment for certain corporate events relating to the applicable Underlying Stock Issuer as set forth below under “—Adjustment Events.”

“Underlying Stock Issuer” shall mean the issuer of each Underlying Stock.

“Business Day” shall mean a day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in New York, New York.

The “Calculation Days” shall be the 24th day of each month, commencing December 2017 and ending October 2020, and the Final Calculation Day. The Call Dates are the same dates as the Calculation Days occurring in February, May, August and November of each year, commencing May 2018 and ending August 2020, and for purposes of postponement are also referred to herein as a “Calculation Day.” If any such day is not a Trading Day with respect to any Underlying Stock, that Calculation Day for each Underlying Stock will be postponed to the next succeeding day that is a Trading Day with respect to each Underlying Stock. A Calculation Day for an Underlying Stock is also subject to postponement due to the occurrence of a Market Disruption Event (as defined below) with respect to such Underlying Stock on such Calculation Day. The “Final Calculation Day” is November 24, 2020. If a Market Disruption Event occurs or is continuing with respect to an Underlying Stock on any Calculation Day, then such Calculation Day for such Underlying Stock will be postponed to the first succeeding Trading Day for such Underlying Stock on which a Market Disruption Event for such Underlying Stock has not occurred and is not continuing; however, if such first succeeding Trading Day has not occurred as of the eighth Trading Day for such Underlying Stock after the originally scheduled Calculation Day, that eighth Trading Day shall be deemed to be the Calculation Day for such Underlying Stock. If a Calculation Day has been postponed eight Trading Days for an Underlying Stock after the originally scheduled Calculation Day and a Market Disruption Event occurs or is continuing with respect to such Underlying Stock on such eighth Trading Day, the Calculation Agent will determine the Closing Price (as defined below) of such Underlying Stock on such eighth Trading Day by using its good faith estimate of the Closing Price that would have prevailed for such Underlying Stock on such day. Notwithstanding the postponement of a Calculation Day for an Underlying Stock due to a Market Disruption Event with respect to such Underlying Stock on such Calculation Day, the originally scheduled Calculation Day will remain the Calculation Day for any Underlying Stock not affected by a Market Disruption Event on such day.

The “Call Dates” shall be the Calculation Days occurring in each February, May, August and November, commencing May 2018 and ending August 2020, each subject to postponement as provided in the definition of “Calculation Days” above.

“Calculation Agent Agreement” shall mean the Calculation Agent Agreement dated as of March 18, 2015 between the Company and the Calculation Agent, as amended from time to time.

“Calculation Agent” shall mean the Person that has entered into the Calculation Agent Agreement with the Company providing for, among other things, the determination of whether this Security will be automatically called prior to stated maturity and whether a Contingent Coupon Payment will be made, the Call Price, if any, and the Redemption Amount, if any, which term shall, unless the context otherwise requires, include its successors under such Calculation Agent Agreement. The initial Calculation Agent shall be Wells Fargo Securities, LLC. Pursuant to the Calculation Agent Agreement, the Company may appoint a different Calculation Agent from time to time after the initial issuance of this Security without the consent of the Holder of this Security and without notifying the Holder of this Security.

Certain Definitions

A “Trading Day” with respect to an Underlying Stock means a day, as determined by the Calculation Agent, on which trading is generally conducted on the principal trading market for such Underlying Stock (as determined by the Calculation Agent, in its sole discretion), the Chicago Mercantile Exchange and the Chicago Board Options Exchange and in the over-the-counter market for equity securities in the United States.

The “Closing Price” for one share of any Underlying Stock (or one unit of any other security for which a Closing Price must be determined) on any Trading Day means:

●

if such Underlying Stock (or any such other security) is listed or admitted to trading on a national securities exchange, the official closing price on such day published by the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which such Underlying Stock (or any such other security) is listed or admitted to trading; or

●

if such Underlying Stock (or any such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If such Underlying Stock (or any such other security) is listed or admitted to trading on any national securities exchange but the official closing price is not available pursuant to the preceding sentence, then the Closing Price for one share of such Underlying Stock (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the OTC Bulletin Board on such day.

If the official closing price or the last reported sale price, as applicable, for such Underlying Stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price per share for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid price for such Underlying Stock (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of Wells Fargo Securities, LLC or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term “OTC Bulletin Board Service” will include any successor service thereto or, if the OTC Bulletin Board Service is discontinued and there is no successor service thereto, the OTC Reporting Facility operated by FINRA.

Market Disruption Events

A “Market Disruption Event,” with respect to an Underlying Stock, means the occurrence or existence of any of the following events:

●

a suspension, absence or material limitation of trading in such Underlying Stock on its primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the Calculation Agent in its sole discretion;

●

a suspension, absence or material limitation of trading in option or futures contracts relating to such Underlying Stock, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the Calculation Agent in its sole discretion;

●

such Underlying Stock does not trade on the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or what was the primary market for such Underlying Stock, as determined by the Calculation Agent in its sole discretion; or

●

any other event, if the Calculation Agent determines in its sole discretion that the event materially interferes with the Company’s ability or the ability of any of its affiliates to unwind all or a material portion of a hedge with respect to this Security that the Company or its affiliates have effected or may effect.

The following events will not be Market Disruption Events:

●

a limitation on the hours or number of days of trading in such Underlying Stock in its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; and

●	a decision to permanently discontinue trading in the option or futures contracts relating to such Underlying Stock.

For this purpose, a “suspension, absence or material limitation of trading” in the applicable market will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a “suspension, absence or material limitation of trading” in the applicable market for such Underlying Stock or option or futures contracts relating to such Underlying Stock, as applicable, by reason of any of:

●	a price change exceeding limits set by that market;

●	an imbalance of orders relating to such Underlying Stock or those contracts; or

●	a disparity in bid and asked quotes relating to such Underlying Stock or those contracts will constitute a “suspension, absence or material limitation of trading” in such Underlying Stock or those contracts, as the case may be, in the applicable market.

Adjustment Events

The Adjustment Factor for each Underlying Stock is initially 1.0. However, the Adjustment Factor for each Underlying Stock is subject to adjustment by the Calculation Agent as a result of the dilution and reorganization events described in this section.

How adjustments will be made

If one of the events described below occurs with respect to an Underlying Stock and the Calculation Agent determines that the event has a dilutive or concentrative effect on the market price of such Underlying Stock, the Calculation Agent will calculate a corresponding adjustment to the Adjustment Factor for such Underlying Stock as the Calculation Agent deems appropriate to account for that dilutive or concentrative effect. For example, if an adjustment is required because of a two-for-one stock split, then the Adjustment Factor for such Underlying Stock will be adjusted by the Calculation Agent by multiplying the existing Adjustment Factor by a fraction whose numerator is the number of shares of such Underlying Stock outstanding immediately after the stock split and whose denominator is the number of shares of such Underlying Stock outstanding immediately prior to the stock split. Consequently, the Adjustment Factor for such Underlying Stock will be adjusted to double the prior Adjustment Factor, due to the corresponding decrease in the market price of such Underlying Stock. Adjustments will be made for events with an effective date or Ex-Dividend Date (as defined below), as applicable, from but excluding the Pricing Date to and including the applicable Calculation Day (the “Adjustment Period”).

The Calculation Agent will also determine the effective date of that adjustment, and the replacement of an Underlying Stock, if applicable, in the event of a consolidation or merger or certain other events in respect of the applicable Underlying Stock Issuer. Upon making any such adjustment, the Calculation Agent will give notice as soon as practicable to the Trustee and the Paying Agent, stating the adjustment to the Adjustment Factor of such Underlying Stock. The Calculation Agent will not be required to make any adjustments to the Adjustment Factor for purposes of calculating the Stock Closing Price for a Calculation Day after the close of business on the such Calculation Day; provided that any such adjustments to the Adjustment Factor will be taken into account for purposes of determining the Stock Closing Price for any subsequent Calculation Day. In no event, however, will an antidilution adjustment to the Adjustment Factor of any Underlying Stock during the term of this Security be deemed to change the Face Amount of this Security.

If more than one event requiring adjustment occurs with respect to an Underlying Stock, the Calculation Agent will make an adjustment for each event in the order in which the events occur, and on a cumulative basis. Thus, having made an adjustment for the first event, the Calculation Agent will adjust the Adjustment Factor for such Underlying Stock for the second event, applying the required adjustment to the Adjustment Factor for such Underlying Stock as already adjusted for the first event, and so on for any subsequent events.

For any dilution event described below, other than a consolidation or merger, the Calculation Agent will not have to adjust the Adjustment Factor for an Underlying Stock unless the adjustment would result in a change to the Adjustment Factor of such Underlying Stock then in effect of at least 0.10%. The Adjustment Factor of such Underlying Stock resulting from any adjustment will be rounded up or down, as appropriate, to the nearest one-hundred thousandth.

If an event requiring an antidilution adjustment occurs with respect to an Underlying Stock, the Calculation Agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the Holder of this Security relative to this Security that results solely from that event. The Calculation Agent may, in its sole discretion, modify the antidilution adjustments as necessary to ensure an equitable result.

The Calculation Agent will make all determinations with respect to antidilution adjustments, including any determination as to whether an event requiring adjustment has occurred with respect to an Underlying Stock, as to the nature of the adjustment required for such Underlying Stock and how it will be made or as to the value of any property distributed in a Reorganization Event (as defined below), and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on the Holder of this Security and the Company, without any liability on the part of the Calculation Agent. The Holder of this Security will not be entitled to any compensation from the Company for any loss suffered as a result of any of these determinations by the Calculation Agent. The Calculation Agent will provide information about the adjustments that it makes upon the written request of the Holder of this Security.

If any of the adjustments specified below is required to be made with respect to an amount or value of any cash or other property that is distributed by an Underlying Stock Issuer organized outside the United States, such amount or value will be converted to U.S. dollars, as applicable, and will be reduced by any applicable foreign withholding taxes that would apply to such distribution if such distribution were paid to a U.S. person that is eligible for the benefits of an applicable income tax treaty, if any, between the United States and the jurisdiction of organization of such Underlying Stock Issuer, as determined by the Calculation Agent, in its sole discretion.

No adjustments will be made for certain other events, such as offerings of common stock by an Underlying Stock Issuer for cash or in connection with the occurrence of a partial tender or exchange offer for an Underlying Stock by the Underlying Stock Issuer of such Underlying Stock or any other person.

Stock Splits and Reverse Stock Splits

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth less as a result of a stock split.

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth more as a result of a reverse stock split.

If an Underlying Stock is subject to a stock split or a reverse stock split, then once the split has become effective the Calculation Agent will adjust the Adjustment Factor for such Underlying Stock to equal the product of the prior Adjustment Factor of such Underlying Stock and the number of shares issued in such stock split or reverse stock split with respect to one share of such Underlying Stock.

Stock Dividends

In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock dividend.

If an Underlying Stock is subject to a stock dividend payable in shares of such Underlying Stock that is given ratably to all holders of shares of such Underlying Stock, then once the dividend has become effective the Calculation Agent will adjust the Adjustment Factor for such Underlying Stock on the Ex-Dividend Date to equal the sum of the prior Adjustment Factor for such Underlying Stock and the product of:

●	the number of shares issued with respect to one share of such Underlying Stock, and

●	the prior Adjustment Factor for such Underlying Stock.

The “Ex-Dividend Date” for any dividend or other distribution is the first day on and after which such Underlying Stock trades without the right to receive that dividend or distribution.

No Adjustments for Other Dividends and Distributions

The Adjustment Factor for an Underlying Stock will not be adjusted to reflect dividends, including cash dividends, or other distributions paid with respect to such Underlying Stock, other than:

●	stock dividends described above,

●	issuances of transferable rights and warrants as described in “ —Transferable Rights and Warrants” below,

●	distributions that are spin-off events described in “ —Reorganization Events” below, and

●	Extraordinary Dividends described below.

An “Extraordinary Dividend” means each of (a) the full amount per share of an Underlying Stock of any cash dividend or special dividend or distribution that is identified by the applicable Underlying Stock Issuer as an extraordinary or special dividend or distribution, (b) the excess of any cash dividend or other cash distribution (that is not otherwise identified by the applicable Underlying Stock Issuer as an extraordinary or special dividend or distribution) distributed per share of such Underlying Stock over the immediately preceding cash dividend or other cash distribution, if any, per share of such Underlying Stock that did not include an extraordinary or special dividend (as adjusted for any subsequent corporate event requiring an adjustment as described herein, such as a stock split or reverse stock split) if such excess portion of the dividend or distribution is more than 5.00% of the Closing Price of such Underlying Stock on the Trading Day preceding the Ex-Dividend Date for the payment of such cash dividend or other cash distribution (such Closing Price, the “Extraordinary Dividend Base Closing Price”) and (c) the full cash value of any non-cash dividend or distribution per share of such Underlying Stock (excluding Marketable Securities, as defined below).

If an Underlying Stock is subject to an Extraordinary Dividend, then once the Extraordinary Dividend has become effective the Calculation Agent will adjust the Adjustment Factor for such Underlying Stock on the Ex-Dividend Date to equal the product of:

●	the prior Adjustment Factor for such Underlying Stock, and

●

a fraction, the numerator of which is the Extraordinary Dividend Base Closing Price of such Underlying Stock on the Trading Day preceding the Ex-Dividend Date and the denominator of which is the amount by which the Extraordinary Dividend Base Closing Price of such Underlying Stock on the Trading Day preceding the Ex-Dividend Date exceeds the Extraordinary Dividend.

Notwithstanding anything herein, the initiation by an Underlying Stock Issuer of an ordinary dividend on such Underlying Stock or any announced increase in the ordinary dividend on such Underlying Stock will not constitute an Extraordinary Dividend requiring an adjustment.

To the extent an Extraordinary Dividend is not paid in cash or is paid in a currency other than U.S. dollars, the value of the non-cash component or non-U.S. currency will be determined by the Calculation Agent, in its sole discretion. A distribution on an Underlying Stock that is a dividend payable in shares of such Underlying Stock, an issuance of rights or warrants or a spin-off event and also an Extraordinary Dividend will result in an adjustment to the number of shares of such Underlying Stock only as described in “—Stock Dividends” above, “—Transferable Rights and Warrants” below or “—Reorganization Events” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If an Underlying Stock Issuer issues transferable rights or warrants to all holders of such Underlying Stock to subscribe for or purchase such Underlying Stock at an exercise price per share that is less than the Closing Price of such Underlying Stock on the Trading Day before the Ex-Dividend Date for the issuance, then the Adjustment Factor for such Underlying Stock will be adjusted to equal the product of:

●	the prior Adjustment Factor for such Underlying Stock, and

●

a fraction, (1) the numerator of which will be the number of shares of such Underlying Stock outstanding at the close of trading on the Trading Day before the Ex-Dividend Date (as adjusted for any subsequent event requiring an adjustment hereunder) plus the number of additional shares of such Underlying Stock offered for subscription or purchase pursuant to the rights or warrants and (2) the denominator of which will be the number of shares of such Underlying Stock outstanding at the close of trading on the Trading Day before the Ex-Dividend Date (as adjusted for any subsequent event requiring an adjustment hereunder) plus the number of additional shares of such Underlying Stock (referred to herein as the “Additional Shares”) that the aggregate offering price of the total number of shares of such Underlying Stock so offered for subscription or purchase pursuant to the rights or warrants would purchase at the Closing Price on the Trading Day before the Ex-Dividend Date for the issuance.

The number of Additional Shares will be equal to:

●

the product of (1) the total number of additional shares of such Underlying Stock offered for subscription or purchase pursuant to the rights or warrants and (2) the exercise price of the rights or warrants, divided by

●	the Closing Price of such Underlying Stock on the Trading Day before the Ex-Dividend Date for the issuance.

If the number of shares of such Underlying Stock actually delivered in respect of the rights or warrants differs from the number of shares of such Underlying Stock offered in respect of the rights or warrants, then the Adjustment Factor for such Underlying Stock will promptly be readjusted to the Adjustment Factor for such Underlying Stock that would have been in effect had the adjustment been made on the basis of the number of shares of such Underlying Stock actually delivered in respect of the rights or warrants.

Reorganization Events

Each of the following is a “Reorganization Event” with respect to an Underlying Stock:

●	such Underlying Stock is reclassified or changed (other than in a stock split or reverse stock split),

●

the applicable Underlying Stock Issuer has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all outstanding shares of such Underlying Stock are exchanged for or converted into other property,

●	a statutory share exchange involving outstanding shares of such Underlying Stock and the securities of another entity occurs, other than as part of an event described above,

●	the applicable Underlying Stock Issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity,

●

the applicable Underlying Stock Issuer effects a spin-off, other than as part of an event described above (in a spin-off, a corporation issues to all holders of its common stock equity securities of another issuer), or

●

the applicable Underlying Stock Issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or another entity completes a tender or exchange offer for all the outstanding shares of such Underlying Stock.

Adjustments for Reorganization Events

If a Reorganization Event occurs with respect to an Underlying Stock, then the Calculation Agent will adjust the Adjustment Factor for such Underlying Stock to reflect the amount and type of property or properties—whether cash, securities, other property or a combination thereof—that a holder of one share of such Underlying Stock would have been entitled to receive in relation to the Reorganization Event. This new property is referred to as the “Reorganization Property.”

Reorganization Property can be classified into two categories:

●

an equity security listed on a national securities exchange, which is referred to generally as a “Marketable Security” and, in connection with a particular Reorganization Event, “New Stock,” which may include any tracking stock, any stock received in a spin-off (“Spin-Off Stock”) or any Marketable Security received in exchange for the applicable Underlying Stock; and

●

cash and any other property, assets or securities other than Marketable Securities (including equity securities that are not listed, that are traded over the counter or that are listed on a non-U.S. securities exchange), which is referred to as “Non-Stock Reorganization Property.”

For the purpose of making an adjustment required by a Reorganization Event, the Calculation Agent, in its sole discretion, will determine the value of each type of the Reorganization Property. For purposes of valuing any New Stock, the Calculation Agent will use the Closing Price of the security on the relevant Trading Day. The Calculation Agent will value Non-Stock Reorganization Property in any manner it determines, in its sole discretion, to be appropriate. In connection with a Reorganization Event in which Reorganization Property includes New Stock, for the purpose of determining the Adjustment Factor for any New Stock as described below, the term “New Stock Reorganization Ratio” means the product of (i) the number of shares of the New Stock received with respect to one share of such Underlying Stock and (ii) the Adjustment Factor for the applicable Underlying Stock on the Trading Day immediately prior to the effective date of the Reorganization Event.

If a holder of shares of the applicable Underlying Stock may elect to receive different types or combinations of types of Reorganization Property in the Reorganization Event, the Reorganization Property will consist of the types and amounts of each type distributed to a holder of shares of such Underlying Stock that makes no election, as determined by the Calculation Agent in its sole discretion.

If any Reorganization Event occurs with respect to an Underlying Stock, then on and after the effective date for such Reorganization Event (or, if applicable, in the case of Spin-Off

Stock, the Ex-Dividend Date for the distribution of such Spin-Off Stock) the term “Underlying Stock” herein will be deemed to mean the following with respect to such Underlying Stock, and for each share of such Underlying Stock, New Stock and/or Replacement Stock so deemed to constitute such Underlying Stock, the Adjustment Factor for such Underlying Stock will be equal to the applicable number indicated:

(a)	if such Underlying Stock continues to be outstanding:

(1)

that Underlying Stock (if applicable, as reclassified upon the issuance of any tracking stock) at the Adjustment Factor for such Underlying Stock in effect on the Trading Day immediately prior to the effective date of the Reorganization Event; and

(2)	if the Reorganization Property includes New Stock, a number of shares of New Stock equal to the New Stock Reorganization Ratio;

provided that, if any Non-Stock Reorganization Property is received in the Reorganization Event, the results of (a)(1) and (a)(2) above will each be multiplied by the “Gross-Up Multiplier,” which will be equal to a fraction, the numerator of which is the Closing Price of the original Underlying Stock on the Trading Day immediately prior to the effective date of the Reorganization Event and the denominator of which is the amount by which such Closing Price of the original Underlying Stock exceeds the value of the Non-Stock Reorganization Property received per share of such Underlying Stock as determined by the Calculation Agent as of the close of trading on such Trading Day; or

(b)	if such Underlying Stock is surrendered for Reorganization Property:

(1)

that includes New Stock, a number of shares of New Stock equal to the New Stock Reorganization Ratio; provided that, if any Non-Stock Reorganization Property is received in the Reorganization Event, such number will be multiplied by the Gross-Up Multiplier; or

(2)	that consists exclusively of Non-Stock Reorganization Property:

(i)

if the surviving entity has Marketable Securities outstanding following the Reorganization Event and either (A) such Marketable Securities were in existence prior to such Reorganization Event or (B) such Marketable Securities were exchanged for previously outstanding Marketable Securities of the surviving entity or its predecessor (“Predecessor Stock”) in connection with such Reorganization Event (in either case of (A) or (B), the “Successor Stock”), a number of shares of the Successor Stock determined by the Calculation Agent on the Trading Day immediately prior to the effective date of such Reorganization Event equal to the Adjustment Factor for such Underlying Stock in effect on the Trading Day immediately prior to the effective date of such Reorganization Event multiplied by a fraction, the numerator of which is the value of the Non-Stock Reorganization Property per share of such Underlying Stock on such Trading Day and the denominator of which is the Closing Price of the Successor Stock on such Trading Day (or, in the case of Predecessor Stock, the Closing Price of the Predecessor Stock multiplied by the number of shares of the Successor Stock received with respect to one share of the Predecessor Stock); or

(ii)

if the surviving entity does not have Marketable Securities outstanding, or if there is no surviving entity (in each case, a “Replacement Stock Event”), a number of shares of Replacement Stock (selected as defined below) with an aggregate value on the effective date of such Reorganization Event equal to the value of the Non-Stock Reorganization Property multiplied by the Adjustment Factor for such Underlying Stock in effect on the Trading Day immediately prior to the effective date of such Reorganization Event.

If a Reorganization Event occurs with respect to the shares of an Underlying Stock and the Calculation Agent adjusts the Adjustment Factor of such Underlying Stock to reflect the Reorganization Property in the event as described above, the Calculation Agent will make further antidilution adjustments for any later events that affect the Reorganization Property, or any component of the Reorganization Property, comprising the new Adjustment Factor of such Underlying Stock. The Calculation Agent will do so to the same extent that it would make adjustments if the shares of such Underlying Stock were outstanding and were affected by the same kinds of events. If a subsequent Reorganization Event affects only a particular component of the number of shares of such Underlying Stock, the required adjustment will be made with respect to that component as if it alone were the number of shares of such Underlying Stock.

For purposes of adjustments for Reorganization Events, in the case of a consummated tender or exchange offer or going-private transaction involving Reorganization Property of a particular type, Reorganization Property will be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Reorganization Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Reorganization Property in which an offeree may elect to receive cash or other property, Reorganization Property will be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Replacement Stock Events

Following the occurrence of a Replacement Stock Event described in paragraph (b)(2)(ii) above or in “—Delisting of American Depositary Shares or Termination of American Depositary Receipt Facility” below with respect to an Underlying Stock, the Stock Closing Price of the applicable Underlying Stock on any Calculation Day on or after the effective date of the Replacement Stock Event will be determined by reference to a Replacement Stock and an Adjustment Factor (subject to any further antidilution adjustments) for such Replacement Stock as determined in accordance with the following paragraphs.

The “Replacement Stock” will be the stock having the closest “Option Period Volatility” to the applicable original Underlying Stock among the stocks that then comprise the

Replacement Stock Selection Index (or, if publication of such index is discontinued, any successor or substitute index selected by the Calculation Agent in its sole discretion) with the same GICS Code (as defined below) as the applicable original Underlying Stock Issuer; provided, however, that a Replacement Stock will not include (i) any stock that is subject to a trading restriction under the trading restriction policies of the Company, the hedging counterparties of the Company or any of their affiliates that would materially limit the ability of the Company, the hedging counterparties of the Company or any of their affiliates to hedge this Security with respect to such stock or (ii) any stock for which the aggregate number of shares to be referenced by this Security (equal to the product of (a) (i) $100 divided by (ii) the Starting Price of the applicable Underlying Stock, (b) the Adjustment Factor that would be in effect immediately after selection of such stock as the Replacement Stock and (c) (i) the aggregate face amount outstanding divided by (ii) $1,000) exceeds 25% of the ADTV (as defined in Rule 100(b) of Regulation M under the Exchange Act) for such stock as of the effective date of the Replacement Stock Event (an “Excess ADTV Stock”).

If a Replacement Stock is selected in connection with a Reorganization Event for an original Underlying Stock, the Adjustment Factor with respect to such Replacement Stock will be equal to the number of shares of such Replacement Stock with an aggregate value, based on the Closing Price on the effective date of such Reorganization Event, equal to the product of (a) the value of the Non-Stock Reorganization Property received per share of such original Underlying Stock and (b) the Adjustment Factor of such Underlying Stock in effect on the Trading Day immediately prior to the effective date of such Reorganization Event. If a Replacement Stock is selected in connection with an ADS Termination Event (as defined below), the Adjustment Factor with respect to such Replacement Stock will be equal to the number of shares of such Replacement Stock with an aggregate value, based on the Closing Price on the Change Date (as defined below), equal to the product of (x) the Closing Price of the original Underlying Stock on the Change Date and (y) the Adjustment Factor in effect on the Trading Day immediately prior to the Change Date.

The “Option Period Volatility” means, in respect of any Trading Day, the volatility (calculated by referring to the Closing Price of the applicable Underlying Stock on its primary exchange) for a period equal to the 125 Trading Days immediately preceding the announcement date of the Reorganization Event, as determined by the Calculation Agent.

“GICS Code” means the Global Industry Classification Standard (“GICS”) sub-industry code assigned to the applicable Underlying Stock Issuer; provided, however, if (i) there is no other stock in the Replacement Stock Selection Index in the same GICS sub-industry or (ii) a Replacement Stock (a) for which there is no trading restriction and (b) that is not an Excess ADTV Stock cannot be identified from the Replacement Stock Selection Index in the same GICS sub-industry, the GICS Code will mean the GICS industry code assigned to such original Underlying Stock Issuer. If no GICS Code has been assigned to such original Underlying Stock Issuer, the applicable GICS Code will be determined by the Calculation Agent to be the GICS sub-industry code assigned to companies in the same sub-industry (or, subject to the proviso in the preceding sentence, industry, as applicable) as such original Underlying Stock Issuer at the time of the relevant Replacement Stock Event.

The “Replacement Stock Selection Index” means the S&P 500® Index.

Delisting of American Depositary Shares or Termination of American Depositary Receipt Facility.

If an Underlying Stock is an American Depositary Share and such Underlying Stock is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act or included in the OTC Bulletin Board Service operated by FINRA, or if the American depositary receipt facility between the applicable Underlying Stock Issuer and the depositary is terminated for any reason (each, an “ADS Termination Event”), then, on the last Trading Day on which the applicable Underlying Stock is listed or admitted to trading or the last Trading Day immediately prior to the date of such termination, as applicable (the “Change Date”), a Replacement Stock Event shall be deemed to occur.

Calculation Agent

The Calculation Agent will determine whether this Security will be automatically called prior to stated maturity and whether a Contingent Coupon Payment will be made, the Call Price, if any, and the Redemption Amount, if any. In addition, the Calculation Agent will (i) determine the Closing Prices of the Underlying Stocks under the circumstances described in this Security, (ii) determine if adjustments are required to the Closing Price or Adjustment Factor of an Underlying Stock under the circumstances described in this Security, (iii) select a Replacement Stock under the circumstances described in this Security and (iv) determine whether a Market Disruption Event has occurred.

The Company covenants that, so long as this Security is Outstanding, there shall at all times be a Calculation Agent (which shall be a broker-dealer, bank or other financial institution) with respect to this Security.

All determinations made by the Calculation Agent with respect to this Security will be at the sole discretion of the Calculation Agent and, in the absence of manifest error, will be conclusive for all purposes and binding on the Company and the Holder of this Security.

Redemption and Repayment

This Security is not subject to repayment at the option of the Holder hereof prior to November 30, 2020. Except as set forth above under “Automatic Call,” this Security is not subject to redemption prior to November 30, 2020. This Security is not entitled to any sinking fund.

Acceleration

If an Event of Default, as defined in the Indenture, with respect to this Security shall occur and be continuing, the Redemption Amount (calculated as set forth in the next two sentences) of this Security may be declared due and payable in the manner and with the effect provided in the Indenture. The amount payable to the Holder hereof upon any acceleration permitted under the Indenture will be equal to the Redemption Amount hereof calculated as provided herein, plus a portion of a final Contingent Coupon Payment, if any. The Redemption Amount and any final Contingent Coupon Payment will be calculated as though the date of acceleration were the Final Calculation Day. The final Contingent Coupon Payment, if any, will be prorated from and including the immediately preceding Contingent Coupon Payment Date to but excluding the date of acceleration.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature or its duly authorized agent under the Indenture referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[The remainder of this page has been left intentionally blank]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

DATED:

WELLS FARGO & COMPANY

By:

Its:

[SEAL]

Attest:

Its:

TRUSTEE’S CERTIFICATE OF

AUTHENTICATION

This is one of the Securities of the

series designated therein described

in the within-mentioned Indenture.

CITIBANK, N.A.,

as Trustee

By:
Authorized Signature

OR

WELLS FARGO BANK, N.A., as Authenticating Agent for the Trustee

By:
Authorized Signature

[Reverse of Note]

WELLS FARGO & COMPANY

MEDIUM-TERM NOTE, SERIES K

Due Nine Months or More From Date of Issue

Principal at Risk Securities Linked to the Lowest Performing of the

Common Stock of E*TRADE Financial Corporation, the Common Stock of

Southwest Airlines Co., the Common Stock of CVS Health Corporation and the

Ordinary Shares of Norwegian Cruise Line Holdings Ltd. due November 30, 2020

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an indenture dated as of July 21, 1999, as amended or supplemented from time to time (herein called the “Indenture”), between the Company and Citibank, N.A., as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series of the Securities designated as Medium-Term Notes, Series K, of the Company, which series is limited to an aggregate principal amount or face amount, as applicable, of $25,000,000,000 or the equivalent thereof in one or more foreign or composite currencies. The amount payable on the Securities of this series may be determined by reference to the performance of one or more equity-, commodity- or currency-based indices, exchange traded funds, securities, commodities, currencies, statistical measures of economic or financial performance, or a basket comprised of two or more of the foregoing, or any other market measure or may bear interest at a fixed rate or a floating rate. The Securities of this series may mature at different times, be redeemable at different times or not at all, be repayable at the option of the Holder at different times or not at all and be denominated in different currencies.

Article Sixteen of the Indenture shall not apply to this Security.

The Securities are issuable only in registered form without coupons and will be either (a) book-entry securities represented by one or more Global Securities recorded in the book-entry system maintained by the Depositary or (b) certificated securities issued to and registered in the names of, the beneficial owners or their nominees.

The Company agrees, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest against a Holder of this Security.

Modification and Waivers

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected, acting together as a class. The Indenture also contains provisions permitting the Holders of a majority in principal amount of the Securities of all series at the time Outstanding affected by certain provisions of the Indenture, acting together as a class, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with those provisions of the Indenture. Certain past defaults under the Indenture and their consequences may be waived under the Indenture by the Holders of a majority in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series. Solely for the purpose of determining whether any consent, waiver, notice or other action or Act to be taken or given by the Holders of Securities pursuant to the Indenture has been given or taken by the Holders of Outstanding Securities in the requisite aggregate principal amount, the principal amount of this Security will be deemed to be equal to the amount set forth on the face hereof as the “Face Amount” hereof. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

Defeasance

Section 403 and Article Fifteen of the Indenture and the provisions of clause (ii) of Section 401(1)(B) of the Indenture, relating to defeasance at any time of (a) the entire indebtedness on this Security and (b) certain restrictive covenants and certain Events of Default, upon compliance by the Company with certain conditions set forth therein, shall not apply to this Security. The remaining provisions of Section 401 of the Indenture shall apply to this Security.

Authorized Denominations

This Security is issuable only in registered form without coupons in denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000.

Registration of Transfer

Upon due presentment for registration of transfer of this Security at the office or agency of the Company in the City of Minneapolis, Minnesota, a new Security or Securities of this series, with the same terms as this Security, in authorized denominations for an equal aggregate Face Amount will be issued to the transferee in exchange herefor, as provided in the Indenture and subject to the limitations provided therein and to the limitations described below, without charge except for any tax or other governmental charge imposed in connection therewith.

This Security is exchangeable for definitive Securities in registered form only if (x) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for this Security or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed within 90 days after the Company receives such notice or becomes aware of such ineligibility, (y) the Company in its sole discretion determines that this Security shall be exchangeable for definitive Securities in registered form and notifies the Trustee thereof or (z) an Event of Default with respect to the Securities represented hereby has occurred and is continuing. If this Security is exchangeable pursuant to the preceding sentence, it shall be exchangeable for definitive Securities in registered form, bearing interest at the same rate, having the same date of issuance, Stated Maturity Date and other terms and of authorized denominations aggregating a like amount.

This Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor of the Depositary or a nominee of such successor. Except as provided above, owners of beneficial interests in this Global Security will not be entitled to receive physical delivery of Securities in definitive form and will not be considered the Holders hereof for any purpose under the Indenture.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

Obligation of the Company Absolute

No reference herein to the Indenture and no provision of this Security or the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Contingent Coupon Payments, if any, and the Redemption Amount or the Call Price, as applicable, on this Security at the times, place and rate, and in the coin or currency, herein prescribed, except as otherwise provided in this Security.

No Personal Recourse

No recourse shall be had for the payment of any Contingent Coupon Payments or the Redemption Amount or the Call Price, as applicable, on this Security or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

Defined Terms

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture unless otherwise defined in this Security.

Governing Law

This Security shall be governed by and construed in accordance with the law of the State of New York, without regard to principles of conflicts of laws.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	--	as tenants in common

TEN ENT	--	as tenants by the entireties

JT TEN	--	as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT --		Custodian
	(Cust)		(Minor)

Under Uniform Gifts to Minors Act

(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s) and transfer(s) unto

Please Insert Social Security or

Other Identifying Number of Assignee

(PLEASE PRINT OR TYPE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE)

the within Security of WELLS FARGO & COMPANY and does hereby irrevocably constitute and appoint                                      attorney to transfer the said Security on the books of the Company, with full power of substitution in the premises.

Dated:

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatever.